Filed Pursuant to Rule 424(b)(1)

Registration No. 333-296423

PROSPECTUS

MILESTONE SCIENTIFIC INC.

7,962,963 Shares of Common Stock

7,962,963 Shares of Common Stock Underlying Warrants

This prospectus relates to the resale, from time to time by the selling stockholders named in this prospectus (the “selling stockholders”) of up to 15,925,926 shares of common stock, par value $0.001 per share, which consists of up to (i) 7,962,963 shares of common stock (the “Initial Shares”), and (ii) 7,962,963 shares of common stock (the “Warrant Shares”) issuable upon the exercise of warrants held by the selling stockholders (the “Warrants”). The Initial Shares and Warrant Shares shall be collectively referred to as the “Securities” or the “Shares.”

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such Shares. The selling stockholders received the Initial Shares and Warrants from us pursuant to a private placement transaction (the “Private Placement”), which transaction was consummated on April 20, 2026. We are registering the offer and resale of the Shares to satisfy a covenant set forth in the Registration Rights Agreement entered into on April 20, 2026 (the “Registration Rights Agreement”) executed concurrently with a securities purchase agreement as of the same date with respect to the Private Placement, pursuant to which we agreed to register the resale of the Shares within a limited period of time following the date of the Registration Rights Agreement.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. However, upon the exercise of Warrants, we will receive the exercise price of such Warrants.

Any shares of our common stock subject to resale hereunder will have been issued by us and received by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

The selling stockholders, or their donees, pledgees, transferees or other successors-in-interest may offer or resell the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts and similar selling expenses, if any, attributable to the sale of Shares. We will bear all costs, expenses and fees (other than commissions and discounts and similar selling expenses) in connection with the registration of the Shares. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution” beginning on page 14 of this prospectus.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with this offering. You should carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectuses, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is traded on the NYSE American under the symbol “MLSS.” On May 26, 2026, the closing price of our common stock on the NYSE American was $0.37 per share.

We are a “smaller reporting company” under applicable federal securities laws and, as such, have elected to comply with reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Summary — Implications of Being a Smaller Reporting Company.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THIS PROSPECTUS AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY SUCH PROSPECTUS SUPPLEMENT. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”), utilizing a “shelf” registration process. Under this shelf process, the selling stockholders may resell, from time to time, in one or more offerings, shares of our common stock offered by this prospectus.

This prospectus provides you with a general description of the securities the selling stockholders may offer. From time to time, we may provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

When acquiring any securities discussed in this prospectus, you should rely only on the information contained in this prospectus and any applicable prospectus supplement we may authorize for use in connection with such offering, including the information incorporated by reference. Neither we, nor the selling stockholders, have authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. The selling stockholders are offering to sell and seeking offers to buy the common stock only in jurisdictions in which offers and sales are permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus we may authorize for use in connection with such offering, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. You should also carefully review the section entitled “Risk Factors”, which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.

As used in this Registration Statement on Form S-3 (this “Form S-3”), unless the context otherwise requires, the terms “we,” “us,” “our,” “Milestone Scientific,” and the “Company” refer to Milestone Scientific Inc., a Delaware corporation, and its consolidated subsidiaries, Wand Dental, Inc. and Milestone Medical Inc., unless the context otherwise indicates.

Milestone Scientific is the owner of the following registered U.S. trademarks: CompuDent®; CompuMed®; CompuFlo®; DPS Dynamic Pressure Sensing technology®; Milestone Scientific ®; CathCheck®; the Milestone logo ®; SafetyWand®; STA Single Tooth Anesthesia Device®; and The Wand ®. Our names, logos and website names and addresses are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FORWARD-LOOKING STATEMENTS

This Form S-3 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections.

Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may”, “will”, “should”, “expect”, “believe”, “anticipate”, “continue”, “estimate”, “project”, “intend” and similar expressions or other comparable terms and references to future periods. All statements other than statements of historical facts included in this prospectus regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expectations for revenues, cash flows and financial performance, the anticipated results of our development efforts, product features and the timing for receipt of required regulatory approvals and product launches.

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Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving the continued expansion of its business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

● future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Milestone Scientific,

●  we are a small, non-diversified medical device company with a history of limited revenue and significant operating losses and our prospects must be evaluated considering the uncertainties, risks, expenses, and difficulties frequently encountered by similarly situated companies,

● we have incurred significant losses since our inception, and these operating losses are expected to continue and we are unable to predict the extent of future losses, whether we will generate significant revenues, or whether we will achieve or sustain profitability,

●  our need of additional funding for our operations and that we may be unable to raise capital when needed, which may force us to delay, curtail, or eliminate parts of the Company’s operations,

●  sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock,

● raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights, and your percentage ownership in the Company may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that the Company will grant to its directors, officers, employees and consultants,

●  our failure to regain compliance with the strict listing requirements of NYSE American may subject us to delisting. As a result, our stock price may decline, and our common stock may be de-listed. If our stock were no longer listed on NYSE American, the liquidity of our securities likely would be impaired,

● our ability to raise additional capital may be limited by a low trading volume, stock price and market capitalization, as well as by laws, regulations and market conditions,

● our financial statements have been prepared on a going concern basis, but there can be no assurance that we will be able to continue as a going concern without raising additional capital,

● the early stage operations of and relative lack of acceptance of our medical products,

●  relying exclusively on third parties to manufacture our products, changes in our informal manufacturing arrangements made by the manufacturer of our products, disruptions at the manufacturing facility of our manufacturers, and failure to maintain existing supply relationships,

● changes to our distribution arrangements expose us to risks of interruption of marketing efforts and building new marketing channels,

●  changes in our informal manufacturing arrangements made by the manufacturer of our products and disruptions at the manufacturing facility of our manufacturers, including shortages of or delays in obtaining chips and other components, expose us to risks that may harm our business,

● our sales and marketing efforts in the United States rely upon our E-Commerce platform,

● if physicians do not accept or use our CompuFlo Epidural Computer Controlled Anesthesia System, our ability to generate revenue from sales will be materially impaired,

● if our technology does not perform as expected, or if we fail to successfully develop, commercialize, or sell new or enhanced products or penetrate new markets, our business, financial condition, and operating results could be adversely affected,

● exposure to the risks inherent in international sales and operations, including China, and our business is exposed to risks associated with the economic, environmental, and political conditions in China because the sole manufacturer of our handpieces is in China,

● the changing tariff and trade policies of the United States and China, and developments by competitors may render our products or technologies obsolete or non-competitive,

●  our ability to commercialize our products will depend in part on the extent to which reimbursement will be available from governmental agencies, health administration authorities, private health maintenance organizations and health insurers, and other healthcare payers,

● healthcare reform laws and regulations significantly affect the U.S. healthcare services industry,

●  we are subject to substantial domestic and international government regulation, including regulatory quality standards applicable to our manufacturing and quality processes; failure by us to comply with these standards could have an adverse effect on our business, financial condition, or results of operations,

● changes to United States federal and state regulatory agencies may cause disruptions and delays in the approval processes and regulations relating to our products,

● issues with product quality could have a material adverse effect upon our business, subject us to regulatory actions and cause a loss of customer confidence in us or our products,

● international conflict has affected commerce worldwide, geopolitical instability, labor unrest, and economic disruptions in certain foreign jurisdictions, may have a material adverse effect on our results of operations, cash flows, and financial condition, and

● we may not be able to attract and retain qualified employees.

The inclusion of such information should not be regarded as a representation by Milestone Scientific or any other person that the objectives and plans of Milestone Scientific will be achieved. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” as well as the risk factors described under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus, and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. Any forward-looking statement made by us herein is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

Milestone Scientific is a biomedical technology company that patents, designs, develops and commercializes innovative diagnostic and therapeutic injection technologies and devices for medical and dental use. Since our inception, we have engaged in pioneering proprietary, innovative, computer-controlled injection technologies, and solutions for the medical and dental markets. We believe our technologies are proven and well established.

We have focused our resources on redefining the worldwide standard of care for injection techniques by making the experience more comfortable for the patient by reducing the anxiety and stress of receiving injections from the healthcare provider. Our computer-controlled injection devices make injections precise, efficient, and virtually painless.

Milestone Scientific has developed a proprietary, revolutionary, computer-controlled anesthetic delivery device, our DPS Dynamic Pressure Sensing Technology® System, to meet the needs of various subcutaneous drug delivery injections and fluid aspiration – enabling healthcare practitioners to achieve multiple unique benefits that cannot currently be accomplished with the 160-year-old manual syringe. Our proprietary DPS Dynamic Pressure Sensing technology is our technology platform that advances the development of next-generation devices. It regulates flow rate and monitoring pressure from the tip of the needle, through platform extensions for local anesthesia for subcutaneous drug delivery, used in various dental and medical injections. It has specific medical applications for epidural space identification in regional anesthesia procedures.

Our device, using The Wand®, a single use disposable handpiece, is marketed in dentistry under the trademark CompuDent®, and STA Single Tooth Anesthesia System® and is suitable for all dental procedures that require local anesthetic. The dental devices currently are sold in the United States, Canada and in over 40 other countries. Milestone Scientific also has 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA) on the CompuFlo® Epidural Computer Controlled Anesthesia System in the lumbar, thoracic and cervical thoracic junction of the spine region. In addition, Milestone Scientific has obtained CE mark approval and can be marketed and sold in most European countries.

Our recent receipt of technology-specific CPT Code for the Company’s technology by the American Medical Association marks an important milestone that could increase the potential number of anesthesia pain management clinics adopting the CompuFlo instrument. A CPT code expands the potential for reimbursement of epidural procedures in pain management utilizing the CompuFlo Epidural System., which we believe should help accelerate the commercial roll-out of CompuFlo in the United States.

Milestone Scientific and its subsidiaries currently hold approximately 305 issued U.S. and foreign patents, along with numerous pending patent applications. The Company’s patents and patent applications relate to drug delivery methodologies, peripheral nerve block, drug flow rate measurement, pressure/force computer-controlled drug delivery with exit pressure, dynamic pressure sensing, automated rate control, automated charging, drug profiles, audible and visual pressure/force feedback, tissue identification, identification of a target region drug delivery injection unit, drug drive unit for anesthetic, handpiece, and injection device.

Milestone Scientific remains focused on advancing efforts to achieve the following three primary objectives:

● Establishing Milestone’s DPS Dynamic Pressure Sensing technology platform as the standard-of-care in painless and precise drug delivery, providing for the first time objective visual and audible in-tissue pressure feedback, and continuing to expand potential platform applications.

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● Following obtaining successful FDA clearance of our first medical device, Milestone Scientific is transitioning from a research and development organization to a commercially focused medical device company; and

● Expanding the global footprint of our CompuFlo Epidural and CathCheck System by utilizing a targeted field sales force and partnering with distribution companies worldwide.

Building on the success of our proprietary, core technology platform for dental injections, and desiring to pursue other growth opportunities, we have recently begun efforts to expand the uses and applications of our proprietary, patented technologies to achieve greater operational efficiencies, enhanced patient safety and therapeutic adherence, patient satisfaction, and improved quality of care across a broad range of medical specialties.

We intend to continue to expand the uses and applications of our DPS Dynamic Pressure Sensing technology. We believe that we and our technology solutions are recognized by key opinion leaders (i.e., academics, anesthesiologists and practicing dentists whose opinions are widely respected), industry experts and medical and dental practitioners as a leader in the emerging, computer-controlled injection industry.

Private Placement

On April 20, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with accredited investors (each, a “Purchaser” and collectively, the “Purchasers”) for a private placement (the “Private Placement”) of an aggregate of 7,962,963 units (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock and (ii) one Warrant to purchase one share of common stock. The purchase price paid by the Purchasers for each Unit was $0.27 (the “Per Unit Purchase Price”). Certain directors and officers participated in the Private Placement, purchasing an aggregate of $100,000 of Units for cash and converting into Units a total of $351,000 in respect of Convertible Bridge Notes (defined below) evidencing loans they made to the Company in 2025, in each case at the same price and (except for such conversion of loans) on the same terms as all other securities offered in the Private Placement. As a result, the Company sold (i) 7,962,963 shares (i.e., the Initial Shares) of the Company’s common stock, and (ii) Warrants to purchase up to an aggregate of 7,962,963 shares of common stock (the Warrant Shares).

Each Warrant has an exercise price equal to 125% of the Per Unit Purchase Price per share, or $0.3375 per Warrant Share, and will be exercisable at any time after six months and on or prior to the third anniversary of the closing for cash only.

The gross proceeds for the Private Placement were $2,150,000 (comprised of $1,799,000 in cash and $351,000 in respect of the conversion of a portion of the Convertible Bridge Notes), before deducting fees and expenses, and up to an additional $2,687,500 in gross proceeds if the Warrants are fully exercised. The Private Placement was conducted in accordance with applicable NYSE American rules.

The Company expects to use the net proceeds from the Private Placement for general working capital purposes and payment of past due accounts payable. The securities were offered directly by the Company without a placement agent, and therefore no placement or underwriting discounts, commissions or other fees have been or will be paid. Pursuant to the Purchase Agreement, the Company agreed not to issue (or enter into any agreement to issue) any shares of common stock or common stock equivalents, subject to certain exceptions, until thirty (30) days after the date the Registration Statement (defined below) is declared effective by the Securities and Exchange Commission or following certain other customary occurrences. In connection with, and as a condition to closing, the Private Placement each of the directors and officers and certain stockholders of the Company entered into a lock-up agreement (each a “Lock-Up” Agreement”) restricting transfers of the Company’s securities for twelve (12) months, subject to certain exceptions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and the Purchasers, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such Purchase Agreement and are made as of specific dates, are solely for the benefit of the parties (except as specifically set forth therein), may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the

Purchase Agreement, instead of establishing matters as facts, and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to the investors generally. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company.

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In connection with the Private Placement, also on April 20, 2026, the Company entered into the Registration Rights Agreement with the Purchasers. The Company agreed to use its commercially reasonable efforts to cause a registration statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or prior to the 45th calendar day after the closing under the Purchase Agreement (subject to certain exceptions) for purposes of registering the resale of the shares of Initial Shares and Warrant Shares, to use its commercially reasonable efforts to have such registration statement declared effective within the time period set forth in the Registration Rights Agreement, and to use its commercially reasonable efforts to keep such registration statement effective for the duration specified in the Registration Rights Agreement.

In connection with the Private Placement, certain directors, officers and stockholders entered into lock-up agreements restricting transfers of the Company’s securities for twelve (12) months, subject to certain exceptions.

As disclosed in the Company’s Annual Reports on Form 10-K with respect to the periods ended December 31, 2024 and 2025, on April 9, 2025, the Company issued a series of promissory notes (the “Convertible Bridge Notes”) in the aggregate amount of $800,000 to Mr. Neal Goldman, Ms. Benedetta Casamento, and Dr. Didier Demesmin, each of whom is a director of the Company. The Convertible Bridge Notes are due April 9, 2028, and bear interest at the annual rate of prime less 2.50% (but not less than zero), payable annually. All principal and interest is payable in cash and/or shares of common stock at the sole discretion of the Company. The notes are convertible into shares of common stock by the holder at any time and by the Company at maturity. If the Company sells equity securities in an equity financing for gross proceeds in excess of $4,000,000, the holders may request repayment of their notes in either cash, shares of common stock or a combination of cash and shares; provided, that the holders would then be entitled to receive only so much cash as the net proceeds to the Company in such sale of equity securities, after payment of other indebtedness and other uses (other than working capital) specified as a use of the proceeds in the relevant offering or disclosure documentation, shall be in excess of the Company’s needs. The conversion rate for any issuance of shares of common stock is at the then fair value of a share of common stock, but not less than $0.50. The notes are unsecured and have typical default terms.

In connection with approval of the Private Placement, and pursuant to Section 144 of the Delaware General Corporation Law (the “DGCL”), on April 13, 2026 an independent committee of the Board of Directors appointed in accordance with Section 144 of the DGCL, approved an amendment of the Convertible Bridge Notes, solely to the extent necessary and solely with respect to the portion thereof to be applied as consideration in the Private Placement, to permit the conversion and application of a portion thereof as purchase price for the securities of the Company in the Private Placement, including the amendment of the $0.50 conversion floor therein to $0.27, at the same price and on the same other terms as third party investors in the Private Placement, provided that, in order for the Company to be in compliance with the NYSE American’s 20% Rule, the amount of Convertible Bridge Notes converted was limited as necessary to comply with applicable NYSE American shareholder approval requirements, after the Company first accepts cash consideration in the Private Placement. The unconverted portion of the Convertible Bridge Notes were amended and restated with the $0.50 pre-existing conversion floor but to reflect that the $4,000,000 conversion threshold can be reached on a cumulative basis, including the Private Placement, rather than a single equity financing.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement, Lock-Up Agreement, Amended and Restated Bridge Note, the Warrant and a related Omnibus Signature Page do not purport to be complete and are qualified in their entirety by reference to the full text thereof, copies of each of which have previously been filed as exhibits to our filings with the SEC.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Smaller reporting companies may take advantage of certain reduced disclosure obligations. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation and other matters. We may continue to be a smaller reporting company in any given year if either (i) the market value of our stock held by non-affiliates is less than $250 million as measured on the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as measured on the last business day of our most recently completed second fiscal quarter. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the most recent fiscal year and subsequently filed Quarterly Reports on Form 10-Q, as described in the section entitled “Incorporation by Reference” in this prospectus.

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THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus. For a more complete description of the terms of our common stock, see “Description of Securities” and “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and By-laws” in this prospectus.

Common Stock Offered by the Selling Stockholders:	Up to 15,925,926 shares of our common stock, par value $0.001 per share, which consists of (i) 7,962,963 shares of our common stock held by the selling stockholders and (ii) 7,962,963 shares of our common stock issuable upon the exercise of the Warrants held by the selling stockholders.

Common Stock currently outstanding:	88,449,412 shares

Selling Stockholders:	The selling stockholders will determine when and how they sell the shares of common stock offered in this prospectus, as described in “Plan of Distribution.” All of the shares of our common stock are being offered by the selling stockholders. See “Selling Stockholders” beginning on page 10 for additional information on the selling stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the Shares in this offering by the selling stockholders, although upon the exercise of any Warrants we will receive the exercise price of the Warrants. We will, however, bear the costs incurred in connection with the registration of the Shares. See “Use of Proceeds” beginning on page 7 for additional information on the use of proceeds.

Terms of the Offering:	The selling stockholders, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of our common stock offered under this prospectus from time to time through public or private transactions at our prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of our common stock offered under this prospectus to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 14 for additional information on the methods of sale that may be used by the selling stockholders.

Risk Factors:	An investment in the common stock offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should consider carefully when making an investment decision.

NYSE American Symbol:	“MLSS”

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors described below and in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future or by a prospectus supplement relating to a particular offering of our securities. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

We anticipate that we will need additional funding for our operations and may be unable to raise capital when needed, which may force us to delay, curtail, or eliminate parts of the Company’s operations.

Our operations have consumed substantial cash since inception. Net cash used in operating activities was approximately $2.9 million for the years ended December 31, 2025, and 2024, respectively. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. We believe our near-term viability depends on our ability to raise additional capital to finance operations through public or private equity offerings, collaborations, licensing arrangements, or other sources. Although we intend to pursue additional funding, there can be no assurance that we will obtain sufficient capital on acceptable terms, or at all. In connection with an evaluation conducted by the Company’s management during the preparation of our most recent Annual Report on Form 10-K, and as amended on Form 10-K/A, management concluded that there were conditions and events which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of the financial statements included therein.

The uncertainty regarding our ability to continue as a going concern could materially adversely affect our share price and our ability to raise new capital or enter into commercial transactions. To address these matters, the Company may take actions that materially and adversely affect our business, including significant reductions in research, development, administrative and commercial activities, reduction of our employee base, and ultimately curtailing or ceasing operations, any of which could materially adversely affect our business, financial condition, results of operations and share price. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition, and results of operations

If we fail to regain compliance with the strict listing requirements of NYSE American, we may be subject to delisting. As a result, our stock price may decline, and our common stock may be de-listed. If our stock were no longer listed on NYSE American, the liquidity of our securities likely would be impaired.

Our common stock currently trades on the NYSE American under the symbol “MLSS”. On October 8, 2025, the Company received a letter from NYSE American stating that the Company is not in compliance with the continued listing standards as outlined in Section(s) 1003(a)(ii), and (iii) of the NYSE American Company Guide (the “Company Guide”).

Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years, and Section 1003(a)(iii) requires stockholders’ equity of $6 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. As of December 31, 2025, the Company reported stockholders’ equity of approximately $2.8 million and experienced losses in such period and each of its five prior fiscal years. As a result, the Company is not currently in compliance with Sections 1003(a)(ii) and (iii) and is not eligible for any exemption under Section 1003(a) of the Company Guide.

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To maintain its listing, the Company submitted a plan of compliance outlining the actions it has taken or will take to regain compliance. The Company will be able to continue its listing but will be subject to periodic reviews by the NYSE American. If the Company fails to comply with the continued listing standards by April 8, 2027, or if the Company does not make progress consistent with the plan, the NYSE American will initiate delisting procedures as appropriate. The Company’s management is pursuing options to address the deficiency. In the Private Placement pursuant to which the Shares being registered were issued, we increased our stockholders’ equity by approximately $1.8 million, and our stockholders’ equity immediately after such transaction was $4.1 million. If we fail to regain compliance with and adhere to NYSE American’s strict listing criteria, including with respect to stock price, our market capitalization and stockholders’ equity, our stock may be de-listed. This would impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which may be depressed by the relative illiquidity, but also through delays in the timing of transactions and the potential reduction in media coverage. As a result, an investor might find it more difficult to dispose of our common stock if we are delisted. Any failure at any time to meet the continuing NYSE American listing requirements would have an adverse impact on the value of and trading activity in our common stock. There can be no assurance that we can maintain the listing of our common stock on the NYSE American.

We have historically relied on, and may continue to rely on, the sale of shares of our common stock to fund our operations and support our business activities. Our ability to raise additional capital through sales of our common stock or other securities offerings will depend on several factors, many of which may not be in our favor, including the trading volume and volatile trading price of our common stock, our relatively low public float and market capitalization, our potential inability maintain compliance with the listing requirements of the NYSE American, unfavorable financial market conditions, and the other risks and uncertainties. If we are unable to raise additional capital through the offering and sale of shares of our common stock, or securities convertible into or exercisable for our common stock, on a timely basis or on acceptable terms, or at all, we may seek additional capital through other third-party sources that require us to relinquish valuable rights in our intellectual property, technologies, product candidates or future revenue streams, or that subject us to restrictive covenants, operational restrictions or security interests in our assets, or we may need to delay, scale back or eliminate some or all of our development programs, reduce other expenses, file for bankruptcy, reorganize, merge with another entity, or cease operations.

Using a shelf registration statement to conduct an equity offering to raise capital generally takes less time and is less expensive than other means, such as conducting an offering under a Form S-1 registration statement. Our ability to raise capital under a shelf registration statement is, and may continue to be, limited by, among other things, current and future SEC rules and regulations impacting the eligibility of smaller companies to use Form S-3 for primary offerings of securities. For example, if we filed a new shelf registration statement, we currently would be subject to the “baby shelf rule.” This means that we could use a shelf registration statement to raise additional funds only to the extent that the aggregate market value of securities sold by us or on our behalf pursuant to Instruction I.B.6. of Form S-3 during the 12 calendar months immediately prior to, and including, the intended sale does not exceed one-third of the aggregate market value of our public float, calculated in accordance with the instructions to Form S-3 In such calculation the Shares registered under this prospectus would not count against, or be deducted from, such public float. Based on the highest closing price of our common stock on the NYSE American during the sixty (60) trading days preceding the date of this prospectus, which was $0.48 per share, and based on our current public float, we believe we may currently have the capacity to raise sufficient capital under our shelf registration statement to satisfy NYSE American continued listing requirements. However, there is no assurance that such capacity will continue. If our ability to offer securities under a shelf registration statement is limited, including by the baby shelf rule, we could choose to conduct an offering of our securities under an exemption from registration under the Securities Act or under a Form S-1 registration statement. We would expect either of these alternatives to take more time and be a more expensive method of raising additional capital relative to using our shelf registration statement.

Our ability to raise capital on a timely basis through the issuance and sale of equity securities may also be limited by NYSE American’s stockholder approval requirement for certain issuances, including certain transactions that are not deemed a public offering (as defined in the Company Guide). For transactions other than public offerings, the Company Guide requires stockholder approval prior to the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price per share that is less than the lower of the Official Closing Price immediately preceding the signing of the binding agreement or the average Official Closing Price for the five trading days immediately preceding the signing of the binding agreement, if the issuance (together with sales by our officers, directors and principal shareholders (as defined in Company Guide)) would equal 20% or more of our common stock outstanding before the issuance. Obtaining stockholder approval is a costly and time-consuming process. If we must obtain stockholder approval for a potential transaction, we would expect to spend substantial additional money and resources. In addition, seeking stockholder approval would delay our receipt of otherwise available capital, which may materially and adversely affect our ability to execute our business plan, and there is no guarantee our stockholders ultimately would approve a proposed transaction.

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A sale of a substantial number of shares of common stock by the selling stockholders, or the perception that such sales may occur, could cause the price of our common stock to decline.

We are registering for resale 15,925,926 shares of our common stock consisting of Initial Shares and Warrant Shares underlying the Warrants issued to the selling stockholders to fulfill our contractual obligations under the Registration Rights Agreement. The shares of common stock that may be resold by the selling stockholders pursuant to this prospectus and without regard to beneficial ownership limitations contained in the Warrants, represent a material portion of the total outstanding shares of our common stock, and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares may be sold by the selling stockholders in the public market without restriction. If the selling stockholders sell, or the market perceives that the selling stockholders intend to sell for various reasons, substantial amounts of such shares in the public market, the price of our common stock may decline. We cannot predict if and when the selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities exercisable for, or convertible into, shares of our common stock. Any such issuances could result in substantial dilution to our existing stockholders and could cause our stock price to decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders, and we will not receive any proceeds from the sale of these shares. We will, however, bear the costs incurred in connection with the registration of these shares of common stock and, we may receive proceeds from the exercise price of the Warrants which, if exercised in full, would result in gross proceeds of approximately $2,687,500.

We intend to use the net proceeds, if any, from the cash exercise of the Warrants for general working capital purposes, including payment of past due accounts payable at that time. The amounts and timing of our actual use of the net proceeds from the exercise of Warrants will vary depending on numerous factors, including when and how much we receive upon exercise and the factors described under “Risk Factors” located elsewhere in this prospectus, or in the information incorporated by reference herein or therein. As a result, our management will have broad discretion in the application of the net proceeds from the exercise of Warrants, and investors will be relying on our judgment regarding the application of such net proceeds. We cannot predict when, or if, and if exercised how much of, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock and certain provisions of our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated By-laws (the “By-laws”), and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), may not be complete in all respects and is qualified entirely by reference to the provisions of our Certificate of Incorporation and our By-laws and the DGCL. For information on how to obtain copies of our Certificate of Incorporation and By-laws, see the discussion below under the heading “Where You Can Find More Information.”

Authorized Capital

We currently have authority to issue 125,000,000 shares of our common stock, par value of $0.001 per share, and 5,000,000 shares of our preferred stock, par value $0.001 per share. As of May 28, 2026, 88,449,412 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued or outstanding.

Voting Rights

Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. Directors are elected by plurality vote. Therefore, the holders of a majority of the common stock voted can elect all of the directors then standing for election. The common stock is not entitled to cumulative voting rights or preemptive rights and is not subject to conversion or redemption.

Dividend and Liquidation Rights

Subject to the rights, powers and preferences of any outstanding preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Company’s board of directors (the “Board of Directors”) from time to time may determine. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

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In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities and if preferred stock shall then be outstanding subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

The Board of Directors, in the exercise of its discretion, is authorized to issue the undesignated preferred stock in one or more series, to determine the powers, preferences and rights, and qualifications, limitations or restrictions, granted to or imposed upon any wholly unissued series of undesignated preferred stock, and to fix the number of shares constituting any series and the designation of such series. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our Board of Directors may determine not to seek stockholder approval. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement and certificate of designation amending the certificate of incorporation.

Any issuance of our preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of our common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation, which might adversely affect the market price of our common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding, and we have no current plan to issue any shares of preferred stock.

Listing on the NYSE American

Our shares of common stock are listed on the NYSE American under the symbol “MLSS.”

Authorized but Unissued Common Stock

The DGCL does not require stockholder approval for any issuance of authorized shares, except in certain limited circumstances. However, the listing requirements of the NYSE American, which would apply for so long as our common stock is listed on the NYSE American, require stockholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved shares of common stock may be to enable our Board of Directors to sell shares to persons friendly to current management, for such consideration, in form and amount, as is acceptable to the Board, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their common stock at prices higher than prevailing market prices.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004.

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CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE

COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS

The following paragraphs regarding certain provisions of the DGCL, the Certificate of Incorporation, and the By-laws are summaries of the material terms thereof and do not purport to be complete. We urge you to read the prospectus, any related free writing prospectuses related to a security that we may offer under this prospectus, the DGCL, and the Certificate of Incorporation and By-laws. Copies of the Certificate of Incorporation and By-laws are on file with the SEC as exhibits to filings previously made by us. See “Where You Can Find More Information.”

General

The provisions of the DGCL, and the Certificate of Incorporation and By-laws could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Effects of Authorized but Unissued Stock

One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Undesignated Preferred Stock

Our board of directors has the ability to issue preferred stock with voting or other rights, preferences and privileges that could have the effect of deterring hostile takeovers or delaying changes in control of our Company or management.

Cumulative Voting

Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Classified Board of Directors

Our Certificate of Incorporation and By-laws do not provide for a classified board of directors.

Vacancies

Our By-laws provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Actions at Meetings of Stockholders; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our Certificate of Incorporation and By-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders or by a consent in writing. Our By-laws also provide that special meetings of stockholders may be called from time to time only by a majority of our board of directors. The inability of stockholders to call special meetings may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

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For a nomination or proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such stockholder’s notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than thirty (30) days and not more than sixty (60) days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than forty (40) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth the information required pursuant to the By-laws. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Effect of Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

● prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

● upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and officers and (ii) employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

● at or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Under certain circumstances, this provision could make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders, consisting of Initial Shares and Warrant Shares underlying the Warrants, in each case were issued to the selling stockholders pursuant to the Purchase Agreement and are being registered hereby to fulfill our contractual obligations under the Registration Rights Agreement. For additional information regarding the issuances of the Initial Shares and Warrants, see “PROSPECTUS SUMMARY — Private Placement.” We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

Except for the ownership of the shares of common stock and the warrants acquired in the Private Placement and except as set forth in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years. For additional information regarding the issuances of the Initial Shares and Warrants to certain directors and officers, see “PROSPECTUS SUMMARY — Private Placement.”

The 15,925,963 Shares being registered for resale by the participating selling stockholders under the registration statement of which this prospectus is a part, as required by the Registration Rights Agreement, reflects the number of Shares that the participating selling stockholders reported to the Company as being beneficially owned by them in Selling Stockholder Notices and Questionnaires and supplementary communications as of May 28, 2026 (the “Determination Date”), the most recent practicable date on which such selling stockholders provided security ownership information to the Company prior to the filing of the registration statement of which this prospectus is a part. The number of Shares reflects any sale, disposition or transfer of Shares by such selling stockholders in transactions exempt from the registration requirements of the Securities Act on or prior to such date.

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The table below sets forth the number and percentage of shares of our common stock beneficially owned by the selling stockholders as of their Determination Date, taking into account the number of shares that may be offered under this prospectus and the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares offered under this prospectus are sold.

The second column lists the number of shares of common stock owned by the selling stockholders prior to the offering under this prospectus. For this purpose, the shares issuable upon exercise of the Warrants are not included since the Warrants are not exercisable within 60 days of the Determination Date. The third column, entitled “Maximum Number of Shares of Common Stock Offered”, represents all of the shares of our common stock that the selling stockholders may offer under this prospectus. The column entitled “Number of Shares of Common Stock Owned After Offering” assumes the sale of all of the shares of our common stock offered by the selling stockholders under this prospectus and that the selling stockholders do not acquire any additional shares of our common stock before the completion of the offering under this prospectus. However, because the selling stockholders may sell all or some of the shares offered under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of our common stock that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. The selling stockholders may sell some, all or none of the shares of our common stock offered under this prospectus. We do not know how long the selling stockholders will hold the Initial Shares or Warrants, whether any selling stockholders will exercise the Warrants, and upon such exercise, how long such selling stockholders will hold the shares of common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock, other than selling stockholders who are (or immediate family members of) directors or officers of the Company with respect to the Lock-Up Agreements described in “PROSPECTUS SUMMARY — Private Placement.”

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “Private Placement” described above (the Initial Shares) and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants (the Warrant Shares), determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, including Warrant Shares with respect to unexercised Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within sixty (60) days. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Shares of common stock that are not issuable prior to obtaining stockholder approval are not included in the beneficial ownership amounts as of the Determination Date. The Company intends to seek stockholder approval of the issuance of these shares at its 2026 Annual Meeting of Stockholders scheduled for July 27, 2026.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The percentage of shares of our common stock owned is based on 88,449,412 shares of our common stock issued and outstanding as of May 28, 2026. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholders have sole voting and investment power with respect to the shares of our common stock indicated as beneficially owned.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders named below and any donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

Under the terms of the warrants, a selling stockholder may not exercise any such warrants to the extent such exercise would cause (i) such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant, or (ii) the aggregate number of shares of common stock which the Company may issue (A) pursuant to the terms of the Purchase Agreement and (B) upon exercise of all of the warrants to violate the rules or regulations of the NYSE American. The number of shares in the fourth column do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percent of Common Stock Owned After Offering
Raminder Singh Taneja (1)	627,685	370,370	442,500	*
Thomas Barrett (2)	748,148	1,496,296	-	*
Connor Jones (3)	245,006	185,185	152,413	*
Donald William Watros (4)	185,185	370,370	-	*
Alon Gibli (5)	691,344	222,222	580,233	*
Bruce Healy (6)	370,371	740,741	-	*
Eric Hines (7)	1,760,185	370,370	1,575,000	1.76%
Marshall Jones (8)	1,051,371	740,741	681,000	*
Patrick Metcalf (9)	1,503,334	1,666,667	670,000	*
Richard Molinsky (10)	897,851	555,556	620,073	*
Prudential LLC (11)	141,196	185,185	48,603	*
Eric Samuelson (12)	92,593	185,185	-	*
Stephen Schaerfer (13)	598,132	555,556	320,354	*
Michael and Jill Solomon (14)	663,067	555,556	385,289	*
Steven Widner (15)	798,148	296,296	650,000	*
Stanton Jones (16)	2,390,854	3,533,333	624,187	*
Stanton Jones, Jr. (17)	205,389	185,184	112,797	*
BQ278 LLC (18)	370,371	740,741	-	*
Neal Goldman (19)	4,171,938	1,995,371	3,174,252	3.56%
Benedetta Casamento (20)	1,194,606	650,000	869,606	*
Dr. Dider Demesmin (21)	602,111	325,000	439,611	*

Total	19,308,881	15,925,926	11,345,918	*

* Less than one percent.

(1) The number of shares of common stock listed in the third column of the table above consists of 185,185 Initial Shares and 185,185 Warrant Shares issuable upon exercise of Warrants issued to Mr. Taneja in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(2) The number of shares of common stock listed in the third column of the table above consists of 748,148 Initial Shares and 748,148 Warrant Shares issuable upon exercise of Warrants issued to Mr. Barrett in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(3) The number of shares of common stock listed in the third column of the table above consists of 92,593 Initial Shares and 92,953 Warrant Shares issuable upon exercise of Warrants issued to Mr. Jones in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities. Mr. Jones is the brother of Stanton Jones, Jr, the son of Stanton Jones and nephew of Marshall Jones.

(4) Mr. Watros is the husband of Benedetta Casamento, the Chairman of the Board of the Company. In connection with, and as a condition to closing, the Private Placement, Ms. Casamento entered into a Lock-Up Agreement restricting transfers of the Company’s securities owned by her until April 2027, subject to certain exceptions, and Mr. Watros entered into the same Lock-Up Agreement in connection with this offering. The number of shares of common stock listed in the third column of the table above consists of 185,185 Initial Shares and 185,185 Warrant Shares issuable upon exercise of Warrants issued to Mr. Watros in the Private Placement. Mr. Watros disclaims beneficial ownership of shares owned or offered by his wife, Ms. Casamento. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over his securities.

(5) The number of shares of common stock listed in the third column of the table above consists of 111,111 Initial Shares and 111,111 Warrant Shares issuable upon exercise of Warrants issued to Mr. Gibli in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(6) The number of shares of common stock listed in the third column of the table above consists of 370,370 Initial Shares and 370,370 Warrant Shares issuable upon exercise of Warrants issued to Mr. Healy in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

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(7) Mr. Hines is and since August 2025 has been the President, Chief Executive Officer and a member of the Board of Directors of the Company. In connection with, and as a condition to closing, the Private Placement, Mr. Hines entered into a Lock-Up Agreement restricting transfers of the Company’s securities owned by him and his affiliates until April 2027, subject to certain exceptions. Mr. Hines is also a party to the other agreements entered into by each of the purchasers in the Private Placement. See the section of this prospectus entitled, “PROSPECTUS SUMMARY – Private Placement.” The Company and Mr. Hines are parties to an Employment Agreement described in, and an exhibit to, our Annual Report on Form 10-K for our most recent fiscal year. The number of shares of common stock listed in the second and fourth columns of the table above includes 325,000 shares held by Mr. Hines prior to joining the Company, 1,250,000 shares issuable upon the exercise of stock options vested or vesting within 60 days of the date hereof. The number of shares of common stock listed in the third column of the table above consists of 185,185 Initial Shares and 185,185 Warrant Shares issuable upon exercise of Warrants issued to Mr. Hines in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(8) The number of shares of common stock listed in the third column of the table above consists of 370,370 Initial Shares and 370,370 Warrant Shares issuable upon exercise of Warrants issued to Mr. Jones in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities. Mr. Jones is the brother of Stanton Jones, and the uncle of Connor Jones and Stanton Jones, Jr.

(9) The number of shares of common stock listed in the third column of the table above consists of 833,333 Initial Shares and 833,333 Warrant Shares issuable upon exercise of Warrants issued to Mr. Metcalf in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(10) The number of shares of common stock listed in the third column of the table above consists of 277,778 Initial Shares and 277,778 Warrant Shares issuable upon exercise of Warrants issued to Mr. Molinsky in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(11) The number of shares of common stock listed in the third column of the table above consists of 92,593 Initial Shares and 92,593 Warrant Shares issuable upon exercise of Warrants issued to such stockholder in the Private Placement. Prudential LLC has advised us that William Davis and James Pappas, each a natural person, each holds 50% of Prudential LLC and voting and/or investment control over the securities.

(12) The number of shares of common stock listed in the third column of the table above consists of 92,953 Initial Shares and 92,953 Warrant Shares issuable upon exercise of Warrants issued to Mr. Samuelson in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(13) The number of shares of common stock listed in the third column of the table above consists of 277,778 Initial Shares and 277,778 Warrant Shares issuable upon exercise of Warrants issued to Mr. Schaerfer in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(14) The number of shares of common stock listed in the third column of the table above consists of 277,778 Initial Shares and 277,778 Warrant Shares issuable upon exercise of Warrants issued to Michael and Jill Solomon in the Private Placement. They are natural persons who have advised us that they hold sole or shared voting and/or investment control over the securities.

(15) The number of shares of common stock listed in the third column of the table above consists of 148,148 Initial Shares and 148,148 Warrant Shares issuable upon exercise of Warrants issued to Mr. Widner in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

(16) The number of shares of common stock listed in the third column of the table above consists of 1,766,667 Initial Shares and 1,766,667 Warrant Shares issuable upon exercise of Warrants issued to Mr. Jones in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities. Mr. Jones is the father of Connor Jones and Stanton Jones, Jr., and the brother of Marshall Jones.

(17) The number of shares of common stock listed in the third column of the table above consists of 92,592 Initial Shares and 92,592 Warrant Shares issuable upon exercise of Warrants issued to Mr. Jones, Jr. in the Private Placement. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities. Mr. Jones, Jr. is the brother of Connor Jones, the son of Stanton Jones and the nephew of Marshall Jones.

(18) The number of shares of common stock listed in the third column of the table above consists of 370,370 Initial Shares and 370,370 Warrant Shares issuable upon exercise of Warrants issued to such stockholder in the Private Placement. BQ278 LLC has advised us that Joshua Scherer and Steven Seremitis, each a natural person, each holds 50% of BQ278 LLC and voting and/or investment control over the securities.

(19) Mr. Goldman has been a member of the Board of Directors of the Company since 2019 and has served as Chairman of the Board from 2023 until 2025. In connection with, and as a condition to closing, the Private Placement, Mr. Goldman entered into a Lock-Up Agreement restricting transfers of the Company’s securities owned by him and his affiliates until April 2027, subject to certain exceptions. Mr. Goldman is also a party to the other agreements entered into by each of the purchasers in the Private Placement. In April 2025, Mr. Goldman purchased $500,000 of Convertible Bridge Notes of the Company, of which $208,761 of principal and $10,614 of interest was applied as consideration in the Private Placement and the balance of his Convertible Bridge Note remains outstanding. See the section of this prospectus entitled, “PROSPECTUS SUMMARY – Private Placement.” The number of shares of common stock listed in the second and fourth columns of the table above includes 613,547 shares issuable upon conversion of the unconverted principal and accrued interest on his Convertible Bridge Note at a conversion price of $0.50 per share. The number of shares of common stock listed in the third column of the table above consists of (i) 185,185 Initial Shares and 185,185 Warrant Shares issuable upon exercise of Warrants issued to Mr. Goldman in the Private Placement for cash, and (ii) 812,501 Initial Shares and 812,501 Warrant Shares issuable upon exercise of Warrants issued to Mr. Goldman in the Private Placement upon conversion of his Convertible Bridge Note, for an aggregate of 997,686 Initial Shares and 997,686 Warrant Shares, or an aggregate of 1,995,371 Shares. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

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(20) Ms. Casamento has been a member of the Board of Directors of the Company since 2022 and has served as Chairman of the Board of Directors of the Company since December 2025. She is the wife of Mr. Watros, also a selling stockholder. In connection with, and as a condition to closing, the Private Placement, Ms. Casamento entered into a Lock-Up Agreement restricting transfers of the Company’s securities owned by her until April 2027, subject to certain exceptions. Ms. Casamento is also a party to the other agreements entered into by each of the purchasers in the Private Placement. In April 2025, Ms. Casamento purchased $200,000 of Convertible Bridge Notes of the Company, of which $83,504 of principal and $4,246 of interest was applied as consideration in the Private Placement and the balance of her Convertible Bridge Note remains outstanding. See the section of this prospectus entitled, “PROSPECTUS SUMMARY – Private Placement.” The number of shares of common stock listed in the second and fourth columns of the table above includes 245,419 shares issuable upon conversion of the unconverted principal and accrued interest on her Convertible Bridge Note at a conversion price of $0.50 per share. The number of shares of common stock listed in the third column of the table above consists of 325,000 Initial Shares and 325,000 Warrant Shares issuable upon exercise of Warrants issued to Ms. Casamento in the Private Placement upon conversion of her Convertible Bridge Note, or an aggregate of 650,000 Shares. Ms. Casamento disclaims beneficial ownership of shares owned or offered by her husband, Mr. Watros. She is a natural person who has advised us that she holds sole or shared voting and/or investment control over her securities.

(21) Dr. Demesmin has been a member of the Board of Directors of the Company since 2024. In connection with, and as a condition to closing, the Private Placement, Dr. Demesmin entered into a Lock-Up Agreement restricting transfers of the Company’s securities owned by him and his affiliates until April 2027, subject to certain exceptions. Dr. Demesmin is also a party to the other agreements entered into by each of the purchasers in the Private Placement. In April 2025, Dr. Demesmin purchased $100,000 of Convertible Bridge Notes of the Company, of which $41,752 of principal and $2,123 of interest was applied as consideration in the Private Placement and the balance of his Convertible Bridge Note remains outstanding. See the section of this prospectus entitled, “PROSPECTUS SUMMARY – Private Placement.” The number of shares of common stock listed in the second and fourth columns of the table above includes 122,710 shares issuable upon conversion of the unconverted principal and accrued interest on his Convertible Bridge Note at a conversion price of $0.50 per share. The number of shares of common stock listed in the third column of the table above consists of 162,500 Initial Shares and 162,500 Warrant Shares issuable upon exercise of Warrants issued to Dr. Demesmin in the Private Placement upon conversion of his Convertible Bridge Note, or an aggregate of 325,000 Shares. He is a natural person who has advised us that he holds sole or shared voting and/or investment control over the securities.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity and legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by Tarter Krinsky & Drogin LLP, New York, New York.

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EXPERTS

The consolidated financial statements of the Company incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2025 have been audited by CBIZ CPAs P.C. (“CBIZ CPAs”), an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of the Company incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2024 have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as stated in their report. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant.

As previously reported by the Company in its current report on Form 8-K filed April 22, 2025, on November 1, 2024, CBIZ CPAs acquired the attest business of Marcum, effective November 1, 2024, and Marcum continued to serve as the Company’s independent registered public accounting firm through April 22, 2025, subsequent to the filing of the Annual Report of the Company on Form 10-K containing the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2024. On April 22, 2025, Marcum resigned as the Company’s independent registered public accounting firm and, with the approval of the Audit Committee of the Board of Directors of the Company, CBIZ CPAs was engaged as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025.

As previously reported by the Company in its current report on Form 8-K filed May 6, 2026, on April 30, 2026, the Board of Directors of Company approved the dismissal of CBIZ CPAs P.C. (“CBIZ CPAs”) as the independent registered public accounting firm to the Company effective as of May 15, 2026 (after the filing by the Company of its quarterly report on Form 10-Q for the quarter ended March 31, 2026), and the Company entered into an engagement agreement with Grassi & Co. Certified Public Accountants, PC (“Grassi”), as its new independent registered public accounting firm effective May 15, 2026. Grassi did not audit the Company’s financial statements for the year ended December 31, 2025 or the quarter ended March 31, 2026.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC under the Exchange Act. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our website is located at www.milestonescientific.com. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to Milestone Scientific at 425 Eagle Rock Ave., Ste 403, Roseland, NJ 07068; Attention: Keisha Harcum; telephone number (973) 535-2717.

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INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these securities:

● Our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed on March 31, 2026 (as amended by Form 10-K/A filed May 5, 2026);

● Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which was filed on May 13, 2026;

● Our Current Reports on Form 8-K filed April 2, 2026, April 21, 2026, May 6, 2026 and May 6, 2026;

● The information contained in our preliminary proxy statement on Schedule 14A for our 2026 annual meeting of stockholders filed with the SEC on June 5, 2026, to the extent incorporated by reference in Part III of the Form 10-K; and

● The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, originally filed with the SEC pursuant to Section 12(b) of the Exchange Act on May 28, 2015, including any further amendment or report filed hereafter for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Milestone Scientific Inc.

425 Eagle Rock Road, Ste 403

Roseland, NJ 07068

Attention: Keisha Harcum

Telephone: (973) 535-2717

We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained or incorporated by reference in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at https://www.milestonescientific.com/investors/sec-filings/all-sec-filings. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Incorporation by Reference”) is not incorporated by reference into this prospectus or any applicable prospectus supplement and you should not consider it a part of this prospectus, any applicable prospectus supplement, or the registration statement.

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Up to 15,925,926 Shares of Common Stock Offered by the Selling Stockholders

PROSPECTUS

June 9, 2026

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.